Exhibit 99.1

XOMA Royalty Reports Second Quarter 2024 Financial Results

and Highlights Recent Activities

Cash receipts totaled $22.6 million in 2Q24, inclusive of royalty income and milestones from

Day One Pharmaceuticals and Rezolute

Expanded the commercial royalty and milestone portfolio with the acquisition of economic interests in XACIATO™ (clindamycin phosphate) vaginal gel 2%, and two novel Phase 3 assets, from Daré Bioscience

Completed the acquisition of Kinnate Pharmaceuticals, adding several potential royalty streams,

as well as more than $9.5 million in non-dilutive capital

EMERYVILLE, Calif. – August 13, 2024 (GLOBE NEWSWIRE) – XOMA Royalty Corporation (NASDAQ: XOMA), the biotech royalty aggregator, reported its second quarter 2024 financial results and highlighted recent activities.

“The second quarter was marked by pipeline progress, the realization of several cash milestones, the addition of three commercial or late-stage programs, and the acquisition of Kinnate Pharmaceuticals,” stated Owen Hughes, Chief Executive Officer of XOMA Royalty. “Most important, children suffering from relapsed or refractory low-grade glioma (pLGG) have a new option with the approval of Day One’s OJEMDA™, which is now our fifth commercial royalty. And finally, with a robust cash position in hand, we look to further solidify our foundation for future growth via a disciplined approach to capital deployment.”

Key Second Quarter Events

Partner	Event
Day One Biopharmaceuticals	The U.S. Food and Drug Administration (FDA) approved Day One’s OJEMDA™ (tovorafenib) for use in patients with pediatric low-grade glioma (pLGG). XOMA Royalty earned a $9.0 million milestone upon the approval and recorded $0.4 million in income resulting from OJEMDA™ sales in the second quarter of 2024. In addition, XOMA Royalty received an $8.1 million payment related to Day One’s sale of its priority review voucher.

Daré Bioscience	XOMA Royalty added economic interests to three best- or first-in-category assets to its portfolio. XACIATO™ vaginal gel 2% is commercially available and marketed by Organon. Bayer holds the U.S. rights to commercialize Ovaprene®, a hormone-free monthly intravaginal contraceptive, currently in Phase 3 clinical trials. XOMA Royalty also acquired a synthetic royalty in Sildenafil Cream, 3.6%, a Phase 3-ready asset for female sexual arousal disorder. Daré recently published the efficacy results from its Phase 2b study of Sildenafil Cream, 3.6% in the publication Obstetrics & Gynecology.

Rezolute

RZ358—Dosed first patient in its Phase 3 trial of RZ358; XOMA Royalty earned a $5.0 million milestone associated with the event.

Presented Phase 2 RIZE study sub-analysis at the 2024 Pediatric Endocrine Society Annual Meeting.

RZ402—Presented positive topline results from its Phase 2 proof-of-concept study of RZ402 in patients with diabetic macular edema (DME). The data indicate RZ402 could be an effective oral therapy for patients with DME prior to anti-VEGF injections. Rezolute announced its intention to seek a partner for the next stage of development and future commercialization activities.

Takeda	Announced late-breaking data from Takeda’s Phase 2b study of mezagitamab demonstrating its potential to transform the treatment of primary immune thrombocytopenia[1]. In the study, patients receiving mezagitamab showed rapid and sustained increases in platelet counts that persisted 8 weeks after the last dose through to week 16[2].

Kinnate Pharmaceuticals	XOMA Royalty added several potential royalty streams, as well as more than $9.5 million to its cash balance as it completed the acquisition of Kinnate Pharmaceuticals.

LadRx	Regained development and commercialization rights to aldoxorubicin from ImmunityBio. XOMA Royalty is eligible to receive a low single-digit percent royalty on future sales of aldoxorubicin and a portion of any future milestone payments LadRx receives.

[1]	https://www.takeda.com/newsroom/newsreleases/2024/late-breaking-data-from-phase-2b-study-of-mezagitamab/
[2]

Kuter D, Pulanic D, et al. Safety, tolerability, and efficacy of mezagitamab (TAK-079) in chronic or persistent primary immune thrombocytopenia: Interim results from a phase 2, randomized, double-blind, placebo-controlled study. In: International Society on Thrombosis and Haemostasis (ISTH) Congress; June 22-26, 2024; Bangkok, Thailand. Abstract LB 01.1.

Subsequent Events

Partner	Event
Zevra Therapeutics	FDA convened a meeting of its Genetic Metabolic Diseases Advisory Committee (GeMDAC) on August 2, 2024, to discuss the New Drug Application (NDA) for arimoclomol as a treatment in adults and pediatric patients 2 years and older with Niemann-Pick Disease Type C (NPC). The GeMDAC Advisory Committee voted favorably (11 yes, 5 no) that the data support that arimoclomol is effective in the treatment of patients with NPC. The Committee’s recommendation will be considered by FDA as it completes its independent review of the arimoclomol NDA; however, the feedback from the GeMDAC is not binding upon the Agency.

Anticipated 2024 Events of Note

Partner	Event
Zevra Therapeutics	September 21, 2024 – FDA PDUFA action date for arimoclomol NDA

Takeda	In its press release dated June 22, 2024, Takeda announced plans to initiate a global Phase 3 trial of mezagitamab in ITP in the second half of fiscal year 2024.[1]

Second Quarter 2024 Financial Results

XOMA Royalty recorded total income and revenues of $11.1 million for the second quarter of 2024, which included $4.9 million in estimated income associated with two commercial products in our portfolio, $0.5 million in income from the $9.0 million milestone payment received from the FDA approval of OJEMDA, and $5.0 million in revenue from contracts with customers related to a milestone payment from Rezolute. In the second quarter of 2023, XOMA Royalty reported total income and revenue of $1.7 million, which included $1.1 million of revenue from contracts with customers related to a milestone earned from Janssen.

Research and development (R&D) expenses were $1.2 million in the second quarter of 2024, reflecting the ongoing clinical activities related to Kinnate’s Phase 1 clinical trial of KIN-3248, which XOMA Royalty assumed upon completing the Kinnate merger. The Company expects to incur additional R&D costs as this trial winds down in the second half of 2024. R&D expenses in the second quarter of 2023 were $39,000.

General and administrative (“G&A”) expenses were $11.0 million for the second quarter of 2024 compared with $5.8 million in the second quarter of 2023. The increase of $5.2 million was driven primarily by expenses associated with our acquisition of Kinnate, which included $3.6 million in severance costs paid to Kinnate senior leadership, $1.0 million in consulting fees, and $0.8 million in other administrative costs.

In the second quarter of 2024, as a result of communications with Aronora, XOMA Royalty evaluated the status of the partnered programs for potential impairment and recorded a one-time, non-cash impairment charge of $9.0 million and a reduction of royalty receivables of $9.0 million associated with Aronora. In 2023, as a result of the announcement by Bioasis to suspend its operations and the termination of its research collaboration and license agreement with Chiesi, XOMA Royalty recorded a one-time, non-cash impairment charge of $1.6 million and a reduction of $1.6 million under long-term royalty receivables in the second quarter of 2023.

In the second quarters of 2024 and 2023, G&A expenses included $2.7 million and $2.2 million, respectively, in non-cash stock-based compensation expenses.

XOMA Royalty recorded a $19.3 million gain on the acquisition of Kinnate in the second quarter of 2024 due to the fair value of net assets that exceeded total purchase consideration.

During the second quarter of 2024, XOMA Royalty recognized an $8.1 million change in the fair value of an embedded derivative related to the payment of $8.1 million for the sale of a priority review voucher by Day One that was earned pursuant to XOMA Royalty’s RPA with Viracta.

Interest expense in the second quarter of 2024 was $3.4 million, representing interest related to the Blue Owl Loan established in December 2023.

The Company reported total other income, net, of $2.1 million in the second quarter of 2024, as compared to total other income, net, of $0.6 million in the corresponding period of 2023. The $1.5 million increase reflects a $1.2 million increase in investment income due to higher cash balances and higher market interest rates on our investments, as well as the change in the market price of Rezolute’s common stock.

Net income for the second quarter of 2024 was $16.0 million, compared to a net loss of $5.4 million for the second quarter of 2023.

On June 30, 2024, XOMA Royalty had cash and cash equivalents of $149.9 million (including $6.0 million in restricted cash). On December 31, 2023, XOMA Royalty had cash and cash equivalents of $159.6 million (including $6.3 million in restricted cash). During the second quarter of 2024, XOMA Royalty received $22.6 million in cash from royalty and milestone payments and deployed $22.0 million to acquire new royalty and milestone economic interests. Net cash used in operating activities during the quarter was $2.2 million. On July 15, 2024, the Company paid a total of $1.4 million in cash dividends on the 8.625% Series A Cumulative Perpetual Preferred Stock (Nasdaq: XOMAP) and the 8.375% Series B Cumulative Perpetual Preferred Stock (Nasdaq: XOMAO).

About XOMA Royalty Corporation

XOMA Royalty is a biotechnology royalty aggregator playing a distinctive role in helping biotech companies achieve their goal of improving human health. XOMA Royalty acquires the potential future economics associated with pre-commercial and commercial therapeutic candidates that have been licensed to pharmaceutical or biotechnology companies. When XOMA Royalty acquires the future economics, the seller receives non-dilutive, non-recourse funding they can use to advance their internal drug candidate(s) or for general corporate purposes. The Company has an extensive and growing portfolio of assets (asset defined as the right to receive potential future economics associated with the advancement of an underlying therapeutic candidate). For more information about the Company and its portfolio, please visit www.xoma.com or follow XOMA Royalty Corporation on LinkedIn.

Forward-Looking Statements/Explanatory Notes

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the timing and amount of potential commercial payments to XOMA Royalty and other developments related to VABYSMO® (faricimab-svoa), OJEMDA™ (tovorafenib), XACIATO™ (clindamycin phosphate) vaginal gel 2%, IXINITY® [coagulation factor IX (recombinant)], DSUVIA® (sufentanil sublingual tablet), and arimoclomol; the potential occurrences of the events listed under “Anticipated 2024 Events of Note”; the anticipated timings of regulatory filings and approvals related to assets in XOMA Royalty’s portfolio; and the potential of XOMA Royalty’s portfolio of partnered programs and licensed technologies generating substantial milestone and royalty proceeds over time. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project,” “expect,” “may,” “will”, “would,” “could” or “should,” the negative of these terms or similar expressions. These forward-looking statements are not a guarantee of XOMA Royalty’s performance, and you should not place undue reliance on such statements. These statements are based on assumptions that may not prove accurate, and actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry, including those related to the fact that our product candidates subject to out-license agreements are still being developed, and our licensees may require substantial funds to continue development which may not be available; we do not know whether there will be, or will continue to be, a viable market for the products in which we have an ownership or royalty interest; and if the therapeutic product candidates to which we have a royalty interest do not receive regulatory approval, our third-party licensees will not be able to market them. Other potential risks to XOMA Royalty meeting these expectations are described in more detail in XOMA Royalty’s most recent filing on Form 10-Q and in other filings with the Securities and Exchange Commission. Consider such risks carefully when considering XOMA Royalty’s prospects. Any forward-looking statement in this press release represents XOMA Royalty’s beliefs and assumptions only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. XOMA Royalty disclaims any obligation to update any forward-looking statement, except as required by applicable law.

EXPLANATORY NOTE: Any references to “portfolio” in this press release refer strictly to milestone and/or royalty rights associated with a basket of drug products in development. Any references to “assets” in this press release refer strictly to milestone and/or royalty rights associated with individual drug products in development.

As of the date of this press release, the commercial assets in XOMA Royalty’s milestone and royalty portfolio are VABYSMO® (faricimab-svoa), OJEMDA™ (tovorafenib), XACIATO™ (clindamycin phosphate) vaginal gel 2%, IXINITY® [coagulation factor IX (recombinant)], and DSUVIA® (sufentanil sublingual tablet). All other assets in the milestone and royalty portfolio are investigational compounds. Efficacy and safety have not been established. There is no guarantee that any of the investigational compounds will become commercially available.

XOMA ROYALTY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Income and revenues:
Income from purchased receivables	$5,432	$—	$5,432	$—
Revenue from contracts with customers	5,025	1,125	6,025	1,125
Revenue recognized under units-of-revenue method	629	533	1,119	970

Total income and revenues	11,086	1,658	12,576	2,095

Operating expenses:
Research and development	1,161	39	1,194	93
General and administrative	11,004	5,777	19,465	11,973
Royalty purchase agreement asset impairment	9,000	1,575	9,000	1,575
Arbitration settlement costs	—	—	—	4,132
Amortization of intangible assets	—	224	—	449

Total operating expenses	21,165	7,615	29,659	18,222

Loss from operations	(10,079)	(5,957)	(17,083)	(16,127)
Other income (expense):
Gain on the acquisition of Kinnate	19,316	—	19,316	—
Change in fair value of embedded derivative related to RPA	8,100	—	8,100	—
Interest expense	(3,402)	—	(6,953)	—
Other income (expense), net	2,050	557	4,010	914

Net income (loss) and comprehensive income (loss)	$15,985	$(5,400)	$7,390	$(15,213)

Net income (loss) available to (attributable to) common stockholders, basic	$10,224	$(6,768)	$3,253	$(17,949)

Basic net income (loss) per share available to (attributable to) common stockholders	$0.88	$(0.59)	$0.28	$(1.57)

Weighted average shares used in computing basic net income (loss) per share available to (attributable) to common stockholders	11,643	11,466	11,611	11,463

Net income (loss) available to (attributable to) common stockholders, diluted	$14,617	$(6,768)	$4,654	$(17,949)

Diluted net income (loss) per share available to (attributable to) common stockholders	$0.84	$(0.59)	$0.27	$(1.57)

Weighted average shares used in computing diluted net income (loss) per share available to (attributable) to common stockholders	17,321	11,466	17,263	11,463

XOMA ROYALTY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	June 30,	December 31,
	2024	2023
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$143,904	$153,290
Short-term restricted cash	—	160
Short-term equity securities	696	161
Trade and other receivables, net	526	1,004
Short-term royalty and commercial payment receivables	14,257	14,215
Prepaid expenses and other current assets	2,820	483

Total current assets	162,203	169,313
Long-term restricted cash	6,016	6,100
Property and equipment, net	37	25
Operating lease right-of-use assets	349	378
Long-term royalty and commercial payment receivables	69,731	57,952
Exarafenib milestone asset	2,922	—
Other assets - long term	2,022	533

Total assets	$243,280	$234,301

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$982	$653
Accrued and other liabilities	4,869	2,768
Contingent consideration under RPAs, AAAs and CPPAs	3,000	7,000
Operating lease liabilities	421	54
Unearned revenue recognized under units-of-revenue method	2,259	2,113
Preferred stock dividend accrual	1,368	1,368
Current portion of long-term debt	5,716	5,543

Total current liabilities	18,615	19,499
Unearned revenue recognized under units-of-revenue method – long-term	5,963	7,228
Exarafenib milestone contingent consideration	2,922	—
Long-term operating lease liabilities	710	335
Long-term debt	115,077	118,518

Total liabilities	143,287	145,580

Stockholders’ equity:
Preferred Stock, $0.05 par value, 1,000,000 shares authorized:
8.625% Series A cumulative, perpetual preferred stock, 984,000 shares issued and outstanding at June 30, 2024 and December 31, 2023	49	49
8.375% Series B cumulative, perpetual preferred stock, 1,600 shares issued and outstanding at June 30, 2024 and December 31, 2023	—	—
Convertible preferred stock, 5,003 issued and outstanding at June 30, 2024 and December 31, 2023	—	—
Common stock, $0.0075 par value, 277,333,332 shares authorized, 11,658,383 and 11,495,492 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	87	86
Additional paid-in capital	1,315,703	1,311,809
Accumulated deficit	(1,215,846)	(1,223,223)

Total stockholders’ equity	99,993	88,721

Total liabilities and stockholders’ equity	$243,280	$234,301

XOMA ROYALTY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net income (loss)	$7,390	$(15,213)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Income from purchased receivables under effective interest rate method	(4,562)	—
Stock-based compensation expense	5,546	3,733
Royalty purchase agreement asset impairment	9,000	1,575
Gain on the acquisition of Kinnate	(19,316)	—
Change in fair value of contingent consideration under RPAs, AAAs, and CPPAs	—	(75)
Common stock contribution to 401(k)	118	123
Amortization of intangible assets	—	449
Depreciation	5	2
Accretion of long-term debt discount and debt issuance costs	508	—
Non-cash lease expense	29	97
Change in fair value of equity securities	(535)	15
Changes in assets and liabilities:
Trade and other receivables, net	478	(900)
Prepaid expenses and other assets	(603)	(97)
Accounts payable and accrued liabilities	921	(769)
Operating lease liabilities	(82)	(102)
Unearned revenue recognized under units-of-revenue method	(1,117)	(970)

Net cash used in operating activities	(2,220)	(12,132)

Cash flows from investing activities:
Net cash acquired in Kinnate acquisition	18,926	—
Payments of consideration under RPAs, AAAs and CPPAs	(37,000)	(14,650)
Receipts under RPAs, AAAs and CPPAs	16,741	2,934
Purchase of property and equipment	(17)	—

Net cash used in investing activities	(1,350)	(11,716)

Cash flows from financing activities:
Principal payments - debt	(3,616)	—
Debt issuance costs and loan fees paid in connection with long-term debt	(661)	—
Payment of preferred stock dividends	(2,736)	(2,736)
Repurchases of common stock	(13)	—
Proceeds from exercise of options and other share-based compensation	2,353	208
Taxes paid related to net share settlement of equity awards	(1,387)	(5)

Net cash used in financing activities	(6,060)	(2,533)

Net decrease in cash, cash equivalents and restricted cash	(9,630)	(26,381)
Cash, cash equivalents and restricted cash as of the beginning of the period	159,550	57,826

Cash, cash equivalents and restricted cash as of the end of the period	$149,920	$31,445

Supplemental Cash Flow Information:
Cash paid for interest	$3,780	$—
Right-of-use assets obtained in exchange for operating lease liabilities	$—	$85
Non-cash investing and financing activities:
Estimated fair value of the Exarafenib milestone asset	$2,922	$—
Estimated fair value of the Exarafenib milestone contingent consideration	$2,922	$—
Right-of-use assets obtained in exchange for operating lease liabilities in Kinnate acquisition	$824	$—
Relative fair value basis reduction of right-of-use assets in Kinnate acquisition	$(824)	$—
Accrual of contingent consideration under the Affitech CPPA	$3,000	$—
Estimated fair value of contingent consideration under the LadRx Agreements	$—	$1,000
Preferred stock dividend accrual	$1,368	$1,368

# # #

Investor contact:	Media contact:
Juliane Snowden	Kathy Vincent
XOMA Royalty	KV Consulting & Management
+1-646-438-9754	+1-310-403-8951
juliane.snowden@xoma.com	kathy@kathyvincent.com